Byrna Technologies Inc. Lands First Chain Store - C-A-L Ranch - with 26 Locations in Idaho, Utah, Nevada & Arizona

Company See Record Orders in March as Consumers Seek Protection During Uncertain Times Brought About by Coronavirus

Byrna HD to be on the Shelves in 26 C-A-L Ranch Stores Next Month

Wakefield, Massachusetts--(Newsfile Corp. - March 25, 2020) - Byrna Technologies Inc. (OTCQB: BYRN) (CSE: BYRN) ("Byrna" or the "Company") received its first stocking order for 208 Byrna® HD Ready Kits and ammunition from C-A-L Ranch Stores ("C-A-L Ranch"), a privately owned regional retailer with 26 stores in Idaho, Utah, Nevada, and Arizona and a distribution center located in Payson, Utah. C-A-L Ranch's mission is to provide legendary customer service and be the Top-of-Mind destination for their customers.  C-A-L Ranch will be rolling out the Byrna® HD personal security device in all of their 26 locations.  The Byrna HD, a handheld CO2 powered device with the form factor of a pistol, launches chemical irritant and hard kinetic rounds for self-defense and training with an effective range of 60 feet. With no license or permit requirement, it provides outdoor sports enthusiasts with a lightweight, compact, and easy to use, non-lethal personal security option that is a perfect companion to an active lifestyle.

Byrna Taps Maschmedt & Associates to Help Market the Byrna to the Outdoor and Sporting Goods Market

Byrna was introduced to C-A-L Ranch through its new relationship with Maschmedt & Associates ("Maschmedt") a full-service sales and marketing firm providing professional brand management to industry leading companies in the outdoor sporting goods channel. Byrna reached an agreement with Maschmedt to market its breakthrough Byrna® HD Personal Security Device to chain stores, dealers and distributors in the hunting, fishing, marine, shooting and outdoor sports sectors.  "We are really excited to represent Byrna," says Don Maschmedt, CEO.  "The minute I saw the Byrna HD personal security device recognized the huge potential it has for our customer base.  We live in uncertain times, and a non-lethal solution like the Byrna HD for self-defense and home protection is a game changer for many people."

Byrna Signs Eight New Resellers to offer the Byrna HD at Gun Shows and in Small Retail Establishments across Seven States

Reilly Schueler, Byrna's new Head of Sales & Marketing has signed up eight resellers in seven states since he joined the Company three short weeks ago.  Through them the Byrna HD will be available shortly in Texas, Oklahoma, North Carolina, Wyoming, Kentucky, Alabama and Arizona.  "The product sells itself" exclaims Schueler.  "As soon as people hold and shoot the Byrna HD personal security device, they want to sign up as a reseller."

Byrna Continues to Record Record Sales as Fears Grow over Coronavirus

The Company recorded record e-commerce sales for the week ended March 22nd.  E-commerce sales for the week were $157,664 up 247% from the prior week and 640% from the same week one month ago.  For the month to date (running through March 24, 2020) e-commerce sales are in excess of $300,000, up 347% from the same period last month.  Ganz expressed long term optimism with some general caveats. "The second quarter has started out on another level, Ganz observed.  "We started the quarter with a spike in traffic and sales when Sean Hannity retweeted a video from our Twitter feed, endorsing the Byrna and announcing that he was a Byrna HD owner and a big fan."  Ganz also feels that some of the increased demand is due to the pandemic and resulting economic uncertainty.  "We have seen just an exponential jump in visitors to our site, sales, and our conversion rate over the last couple of weeks as the market tumbled and the coronavirus pandemic has grown," he confirms.

Since the first of the year Byrna's monthly online sales have risen sharply, increasing by 63% month over month in February and by 226% in March to date, to more than three times February's net online sales.

Byrna Expects to See Some Supply Chain Disruption as the Result of the Shutdowns Caused by the Worldwide Pandemic

"We have a little bit of a backorder situation right now in certain colors because the spike in sales exceeded expectations, but I expect to fill backorders by the beginning of April with shipments scheduled to arrive later this month from our manufacturing facility in South Africa. We also expect to deliver 25% of the launchers ordered by C-A-L Ranch early next month, so consumers in Idaho, Utah, Nevada and Arizona will be able to go to the store to check out a Byrna HD and take it home with them. Ganz does not expect the coronavirus shut-downs to adversely affect C-A-L Ranch sales.  "They sell essential goods," he explained, "so we expect they'll stay open even if things get worse before they get better."

Ganz noted however, that a prolonged health and economic crisis could interfere with Byrna sales on a going forward basis.  "We've been lucky so far," he said, "production went smoothly in February and we built an inventory to support our planned increase in marketing expenditures." We were able to get all our critical parts out of China before the shut down and we have a significant number of finished goods ready for shipment.  We expect that the deliveries to the U.S. in the next week to ten days that should fill all backorders and new orders."

Over the longer term, however, the supply picture is less certain.  "Production is currently halted in South Africa through April 15th.  Provided local authorities allow manufacturing to resume on schedule, we do not anticipate an interruption in supply."  Ganz expressed concern, however, that if the factory does not resume production on schedule, it could result in supply shortage in North America towards the end of April.  "With our rapid growth, we do not have significant inventory reserves.  A prolonged shut down would impair our ability to meet market demands.  While we are in the same situation as everyone else, Byrna remains dependent upon a supply chain that stretches around the world and as such we are susceptible to interruptions in supply."

Ganz struck an optimistic note, however, when asked about plans for US production.  "We have plans to begin production of the Byrna HD and upcoming models in the United States.  We hope to see the first US produced product come on-line this summer."  When asked about the overseas manufacturing facility, Ganz commented "We are seeing strong demand in South Africa and we have a number of serious inquiries from around the world.  We envision the South Africa production facility supplying these markets while the US production facility supplies the North American market."

About the Byrna® HD

A well-made, attractive, ergonomically designed, handheld personal security device, the Byrna HD is deceptively easy to use, with virtually no recoil. The Byrna HD has the size and form factor of a compact handgun and an effective range of 60 feet. It comes with multiple easily reloadable magazines that can hold five .68 caliber highly effective payload rounds designed to burst on impact. Payload rounds include the Company's proprietary chemical irritant rounds designed to burn an assailant's eyes and respiratory system upon contact, and hard kinetic rounds. The Byrna HD provides ordinary civilians - homeowners and renters, RV owners and campers, truckers, real estate agents, parents and grandparents, and anyone whose day to day travels expose them to the threat of a would be assailant- with a non-lethal, effective tool to reduce their exposure to risk and help ensure the safety of their person, property and loved ones. Lightweight, elegant, easy to use and unobtrusive to your daily activities, the Byrna HD is the perfect companion for a secure and active lifestyle.

About Byrna Technologies Inc. (CSE:BYRN) (OTCQB:BYRN)

Byrna Technologies is an emerging non-lethal technology company, specializing in the development and manufacture of innovative less lethal equipment and munitions. For more information on the Company, please visit the corporate website here or the company's investor relations site here. The Company recently launched its breakthrough Byrna HD personal security device, which looks to be the leading choice in the consumer and private security markets for non-lethal home protection, personal safety, and security.

About Maschmedt & Associates, Inc.

Maschmedt & Associates is a manufacturers' representative agency providing professional sales representation to industry leading brands in the hunting, shooting, fishing and outdoor sectors.  Our agencies success is built on the commitment and passion for driving sales growth while providing overall value to each of our manufacturer partners.  More information is available at www.maschmedt.com.

About C-A-L Ranch Stores

C-A-L Ranch Stores appeals to consumers who work, play, love and live the farm & ranch, western, and outdoor lifestyles. C-A-L Ranch Stores was founded in 1959 and has grown from a single store to a regional retailer with 26 shopping locations throughout the intermountain west. The company is privately held and based in Idaho Falls, Idaho. To learn more visit calranch.com/aboutc-a-lranch.

Forward Looking Statements

The statements in this news release concerning the Company's expectations for the C-A-L Ranch roll-out, the timing and other aspects of the planned delivery to C-A-L Ranch, C-A-L Ranch's ability to stay open and sell Byrna HD personal security devices during Coronavirus-related shutdowns, Maschmedt's anticipated sales, the expected roll-out by new resellers, deliveries expected over upcoming weeks, its ability to fill backorders, fill the C-A-L Ranch order, and new orders, plans and timing of a U.S. production facility, the future of the South African facility, and the Company's capacity to maintain a sufficient ongoing supply of Byrna HD devices to meet demand and continue operations during and following the Coronavirus shutdowns constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release including, but not limited to the continued availability of funds to implement existing and new marketing plans, competition from existing or new products, interruptions in production or in the Company's ability to deliver products for any reason including interruptions due to parts availability, illness or quarantines, or delays in deliveries or prolonged or expanded shutdowns related to the Coronavirus (including reclassification of or extension of shutdowns to stores selling essential goods) or extended trade halts or embargos that disrupt the production or shipment of parts or finished goods, parts or finished goods product recalls, legal developments that impact the sale of or market for the Company's products or prevent or threaten to prevent the Company's sales, reduced demand due to quarantines, inability to fill orders immediately, negative market response to the Company's products, or any negative events or publicity related to any Company product, spokesperson, announcement or endorsement that  negatively impacts the Company's marketing plans or reputation.  Forward-looking statements speak only as of the date they are made. Except as required by law, the Company disclaims any intention and assumes no obligation to update or revise any forward-looking statements to reflect actual results, whether as a result of new information, future events, changes in assumptions, changes in factors affecting such forward-looking statements or otherwise.

For further information contact:

Investor Relations

Lisa Wager, CLO

(978) 665-2721
lisa@byrna.com